Exhibit 10.18

DiaSys Corporation
a diagnostic systems company

NON-EXCLUSIVE DISTRIBUTION AGREEMENT

                      THIS NON-EXCLUSIVE DISTRIBUTION AGREEMENT (this "Agreement") is entered into as of this 1st day of November, 2003, by and between DiaSys Corporation, a corporation in the state of Connecticut with its principal offices located at 81 West Main Street, Waterbury, Connecticut 06702 ("SUPPLIER"), and VWR INTERNATIONAL, INC., a Pennsylvania corporation with its principal offices located at 1310 Goshen Parkway, West Chester, Pennsylvania 19380 ("DISTRIBUTOR").

1.	Products

(a)	Products Covered by this Agreement

The products covered by this Agreement are those products and accessories set forth in the attached Addendum A, together with the parts and components necessary for the repair and replacement thereof, and all modifications, improvements and developments pertaining thereto (collectively, the "Products"). Addendum A shall be amended automatically from time to time without any further act of the parties to delete any Products the sale of which has been generally discontinued by SUPPLIER. Products may also be added to this Agreement pursuant to Section 1(b).

(b)	New Products

(1)	SUPPLIER shall submit to DISTRIBUTOR specifications and, where feasible, samples of each new product which SUPPLIER intends to manufacture. Within sixty (60) days after such submission, DISTRIBUTOR may acquire non-exclusive rights to promote, market, sell and distribute such new products, by advising SUPPLIER in writing that DISTRIBUTOR is electing to add such new products to the Products set forth in Addendum A.

(2)	Upon DISTRIBUTOR's election, in its sole discretion, not to promote, market, sell and distribute such new products on the terms and conditions of this Agreement, SUPPLIER shall be free to market such new products as it deems fit; provided, however, that SUPPLIER shall not at any time offer a third party the right to promote, market, sell and distribute new products on terms and conditions other than those set forth herein without first giving DISTRIBUTOR the opportunity, on sixty (60) days' prior notice, to accept such revised terms and conditions.

2.	Grant of Non-exclusive Distributorship

(a)	SUPPLIER hereby grants to DISTRIBUTOR, and DISTRIBUTOR hereby accepts, on the terms and conditions stated in this Agreement, the non-exclusive right during the term of this Agreement to promote, market, sell and distribute the Products throughout the United States.

(b)	Nothing in this Agreement shall prohibit DISTRIBUTOR from promoting, marketing, selling and distributing other articles, including ones that compete with the Products.

3.	Term and Renewal

The initial term of this Agreement shall begin on the date set forth on the signature page of this Agreement and shall continue for a period of thirty-six (36) months, and, unless earlier terminated as set forth in Section 12 or by either party at the expiration of the then current term upon not less than ninety (90) days' prior notice, shall thereafter renew automatically for additional and successive terms of one (1) year each.

4.	Price and Payment

The price to DISTRIBUTOR for the Products purchased pursuant to this Agreement shall be the applicable price for such Products as set forth in Addendum A. SUPPLIER may increase the prices for the Products no more than once in any calendar year by giving notice to DISTRIBUTOR at least ninety (90) days prior to the effective date of such change, which shall be on the first day of January; provided, that such price increases shall be limited to actual increases in SUPPLIER's costs; and provided further, that DISTRIBUTOR shall have the right to request and receive written explanation of the increased costs supporting such proposed price increases. Costing on new Products shall be determined based on SUPPLIER's cost, increased to reflect SUPPLIER's profit margin consistent with existing Products. Notwithstanding anything contained herein to the contrary, all pricing information regarding the Products shall be treated as "confidential" in accordance with Section 11 hereof.

5.	DISTRIBUTOR's Duties DISTRIBUTOR shall:

(a)	Submit its order for Products on DISTRIBUTOR's standard purchase order form, via electronic data interchange or other method of electronic commerce. All purchase orders shall be governed only by the terms and conditions of this Agreement, notwithstanding any inconsistent preprinted terms or conditions appearing elsewhere on any other DISTRIBUTOR or SUPPLIER document.

(b)	Pay all invoiced amounts within thirty (30) days of receipt of the Products; provided, that DISTRIBUTOR shall be given a two percent (2%) discount thereon if all invoiced amounts are paid within ten (10) days of receipt.

(c)	Communicate to SUPPLIER any modifications, design changes or improvements respecting the Products suggested by any customer in writing.

(d)	Advertise, promote, market, sell and distribute the Products by methods which in the Supplier's and DISTRIBUTOR's sole judgment are best suited for the sale of the Products.

6.	SUPPLIER's Duties

SUPPLIER shall:

(a)	Ship all Products as directed by DISTRIBUTOR in accordance with the following:

(1)	All Products shipped by SUPPLIER to DISTRIBUTOR, if applicable, shall be shipped FOB DiaSys US or DiaSys UK Destination, freight prepaid; via DISTRIBUTOR's specified carriers in accordance with DISTRIBUTOR's most recently published routing guides and shipping instructions. UPS or similar parcel-like shipments shall be shipped by SUPPLIER to DISTRIBUTOR via UPS Consignee Billing.

(2)	All Products shipped by SUPPLIER directly to DISTRIBUTOR's customers at DISTRIBUTOR's request; and where DISTRIBUTOR pays freight, shall be shipped in accordance with DISTRIBUTOR's most recently published routing guides and shipping instructions.

(3)	For all shipments, any applicable UPS accessorial charges shall be borne by the Distributor, per published UPS Tariffs.

(4)	Title and risk of loss of all Products will pass to DISTRIBUTOR upon SUPPLIER's delivery of such Products either directly to DISTRIBUTOR or DISTRIBUTOR's customers. Proof of delivery will be required upon DISTRIBUTOR's request.

(5)	SUPPLIER shall coordinate with DISTRIBUTOR or DISTRIBUTOR's customers in pursuing claims for loss or damage to Products in transit.

(6)	Any deviation from the delivery terms in this Section 6(a) must be agreed upon in writing by authorized representatives of both SUPPLIER's and DISTRIBUTOR's Transportation departments, respectively, prior to shipment. Failure by SUPPLIER to comply with DISTRIBUTOR's most recent published routing guides and shipping instructions may result in freight and administrative chargebacks.

(b)	Transfer good and marketable title to the Products, free and clear of any liens or encumbrances.

(c)	Pack, package, mark and otherwise prepare all Products for shipment in a manner which is in accordance with the standards of the International Safe Transit Association and good commercial practice, acceptable to common carriers for shipment, and adequate to insure their safe arrival at the named destination. SUPPLIER shall mark all containers with necessary lifting, handling and shipping information, purchase order number, date of shipment and the names of SUPPLIER and DISTRIBUTOR.

(d)	Promptly furnish to DISTRIBUTOR, when reasonably requested from time to time and at no cost, reasonable quantities of original factory outer cartons and packaging materials.

(e)	Submit invoices to DISTRIBUTOR with each shipment of Products which shall include: [purchase order numbers, Product numbers, descriptions of Products, quantities, unit price and complete bill to address for the Products so delivered.]

(f)	Properly and courteously resolve billing disputes with DISTRIBUTOR and provide DISTRIBUTOR with such information or assistance as DISTRIBUTOR may reasonably require to resolve billing disputes with its customers or freight claims with carriers.

(g)	Except as otherwise agreed, deliver Products to DISTRIBUTOR having at least six (6) months of shelf-life remaining from the date of delivery to their expiration dates.

(h)	Provide the warranties as set forth in Section 9.

(i)	Promptly refer to DISTRIBUTOR any inquiries or orders SUPPLIER may receive respecting the promotion, sale, marketing or distribution of the Products which are reasonably identifiable as having been generated by DISTRIBUTOR's advertising or sales promotion efforts.

(j)	During the term of this Agreement and for a period of [three (3)] years following its termination or expiration, procure and maintain, at its sole cost and expense, with insurers reasonably acceptable to DISTRIBUTOR, general comprehensive liability insurance covering each occurrence of bodily injury and property damage in an amount of not less than $2,000,000 combined single limit (or such other higher limits as DISTRIBUTOR may reasonably request) with endorsements for product and completed operations, blanket contractual liability, and broad form vendor's liability. Such policy of insurance shall name DISTRIBUTOR as an additional insured thereunder. SUPPLIER shall furnish to DISTRIBUTOR before shipment of any Products a certificate of insurance evidencing the foregoing endorsements, coverages and limits, and providing that such insurance shall not be cancelable or materially changed without at least thirty (30) days' prior written notice to DISTRIBUTOR.

(k)	Timely furnish DISTRIBUTOR, at no cost, with material safety data sheets and any other documentation reasonably necessary to enable DISTRIBUTOR to comply with any then prevailing applicable federal, state, municipal or local law, rule or regulation (collectively, "Laws") relating to the Products, reasonable quantities of SUPPLIER's sales literature, product insert sheets and customer instruction manuals and catalogs for each Product, and, upon request, suitable copy and photographs for use by DISTRIBUTOR in advertising and cataloging.

(l)	Comply (or cause compliance) in all material respects with any Laws applicable to the conduct of SUPPLIER's business or the manufacture, packaging, labeling and sale to DISTRIBUTOR of Products pursuant to this Agreement including, but not limited to, the following:

(1)	Immediately notifying DISTRIBUTOR upon becoming aware of any defect or condition (actual or alleged) which in any way may. alter the specifications or quality of any Products, render any Products in violation of any Laws including, without limitation, the Federal Food, Drug and Cosmetic Act, as amended from time to time, and the regulations issued thereunder (the "Act"), cause revocation of any regulatory approval with respect to any Products or their sale, give rise to a claim against DISTRIBUTOR by any third party, or otherwise negatively affect the salability of any Products.

(2)	Promptly notifying DISTRIBUTOR of any Products affected by holds or recalls, and reimburse DISTRIBUTOR for the full price paid for any Products returned to DISTRIBUTOR by a customer, or to SUPPLIER by DISTRIBUTOR, due to a recall or other manufacturing defect, plus all taxes, transportation and other costs and expenses incurred by DISTRIBUTOR in the return thereof.

(m)	Assist DISTRIBUTOR's promotion activities including, without limitation, having SUPPLIER's personnel accompany DISTRIBUTOR's sales personnel on sales presentations at such times, at such places and with expenses allocated as may be agreed upon from time to time by DISTRIBUTOR and SUPPLIER. SUPPLIER's assistance shall focus particularly in promoting the technical features, capabilities and benefits of the Products. SUPPLIER shall also provide DISTRIBUTOR's customers from time to time with reasonable quantities of sample Consumable Products at no charge, and make demonstration Products owned by SUPPLIER available from time to time for demonstrations at the facilities of DISTRIBUTOR's customers, with not less than 30 days advance notice.

(n)	Develop and conduct training programs for DISTRIBUTOR's employees with respect to the Products at such times and places as may be agreed upon from time to time by DISTRIBUTOR and SUPPLIER, to be held in group presentations only.

(o)	Make any claims for unpaid invoices in writing within one (1) year of the date of SUPPLIER's first invoice for such amount. DISTRIBUTOR shall not be obligated to make payments for, or investigate, claims which are dated more than one (1) year prior to SUPPLIER's written claim or request for investigation.

(p)	During the term of this Agreement and for a period of three (3) years following its termination or expiration, keep and maintain in accordance with GAAP complete and accurate records, books of account, reports and other data related to SUPPLIER's sales of Products to DISTRIBUTOR during the prior three (3) year period.

(q)	Issue return goods authorizations without any restocking charges for Products purchased by DISTRIBUTOR as part of DISTRIBUTOR's initial stocking order, if such Products remain unsold by DISTRIBUTOR after a period of one (1) year from the date of SUPPLIER's invoice based upon written notification from Distributor.

(r)	Notify DISTRIBUTOR, in writing and no less than thirty (30) days prior to renewal, whenever SUPPLIER reduces DISTRIBUTOR's margin on Special Price Quotation (SPQ's) renewals.

7.	Force Majeure

(a)	In the event either party is prevented from performing its obligations under this Agreement solely by circumstances beyond the reasonable control and without the fault or negligence of the party obligated to perform (including, without limitation, strikes or other labor difficulties except those involving either party, war, shortages of power or raw material, Laws or acts of God), upon the prompt giving of notice to the other party detailing such force majeure event and its anticipated duration, the obligations of the party so prevented shall be excused during such period of delay, and such party shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. The party invoking a force majeure event shall notify the other party promptly upon the termination of such event.

(b)	During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of a force majeure event, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

8.	Proprietary Rights

(a)	Patents and Infringement

SUPPLIER shall prosecute diligently each application for United States patent which is now or hereafter pending covering some one or more of the Products and on issuance diligently prosecute each infringer thereof. SUPPLIER shall repurchase from DISTRIBUTOR, at a price equivalent to the full purchase price paid by DISTRIBUTOR, any quantity of Products in DISTRIBUTOR's inventory which DISTRIBUTOR reasonably believes it should not or cannot sell, based on an opinion of DISTRIBUTOR's counsel that future sales by DISTRIBUTOR may result in patent, trade name, trademark, service mark, copyright or trademark infringement, or violation of any other proprietary right, or because of a decision, whether interlocutory or final, rendered in an action alleging any such infringement or violation.

(b)	Ownership of Proprietary Rights

(1)	SUPPLIER recognizes that DISTRIBUTOR is the owner of certain brand names, trademarks, trade names, logos and other intellectual property connoting DISTRIBUTOR which is proprietary to DISTRIBUTOR and which DISTRIBUTOR may elect to use in the promotion, marketing, sale and distribution of the Products, and' that SUPPLIER has no right or interest in or to any of such intellectual property.

(2)	Except as otherwise contemplated by this Agreement, neither SUPPLIER nor DISTRIBUTOR shall, without the prior written consent of an authorized officer of the other party, use any of such other party's brand names, trademarks, trade names or logos, or adopt, use or register any words, phrases or symbols so nearly resembling any of such other party's brand names, trademarks, trade names or logos as to be likely to lead to confusion or uncertainty, or to impair or infringe the same in any manner, or otherwise imply any endorsement by one party of the other party or its products or services.

(c)	License

SUPPLIER hereby grants to DISTRIBUTOR the royalty-free right and license to use SUPPLIER's manuals, logos, copyrighted information, brand names, trademarks and trade names on, and in the promotion, marketing, sale and distribution of, the Products during the term of this Agreement, it being expressly understood that DISTRIBUTOR shall discontinue the use thereof upon depletion of DISTRIBUTOR's inventory of the Products following any expiration or termination of this Agreement. SUPPLIER shall use its best efforts to register such brand names, trademarks, trade names and logos where necessary or useful to the successful distribution of the Products.

9.	Product Warranties

(a)	As a condition of this Agreement, SUPPLIER specifically represents and warrants to DISTRIBUTOR that all Products shipped by SUPPLIER to or on the order of DISTRIBUTOR, its subsidiaries, affiliates, divisions, subdistributors, agents, representatives or customers, as of the date of such shipment:

(1)	Are free from defects in design, operation, workmanship and materials, conform in all respects with all labeling and product insert sheets and other product specifications and claims made by SUPPLIER for them, are produced consistent with good manufacturing practices and good quality control practices, and are merchantable and fit for their intended purposes.

(2)	Do not infringe upon any patent, trade name, trademark, service mark, copyright, or other proprietary rights of third parties.

(3)	Are not products which may not be introduced into commerce, adulterated or misbranded, or banned devices, within the meaning of the Act or other Laws.
(4)	Are manufactured, priced, sold, labeled and packaged in compliance with all Laws applicable to the Products including, without limitation, environmental protection, health and safety, energy and employment and labor laws and regulations, applicable industry codes and standards and the California Safe Drinking Water and Toxic Enforcement Act of 1986, as amended from time to time.

(5)	Are not hazardous substances or, if they are hazardous substances, are not misbranded or banned hazardous substances within the meaning of the Federal Hazardous Substances Act, as amended from time to time (including the former Federal Caustic Poison Act), and are labeled and packaged in accordance with all Laws relating to hazardous substances.

(6)	To the extent such Products are subject to the Flammable Fabrics Act, as amended from time to time, and regulations thereunder, have reasonably and representatively been tested as prescribed by the Consumer Product Safety Commission to ensure conformity, at the time of shipment, to the flammability standards in effect under the Flammable Fabrics Act, as amended from time to time, any applicable codes of the National Fire Protection Association, and any other Laws relating to flammable substances.

(b)	SUPPLIER authorizes DISTRIBUTOR to pass through all warranties to DISTRIBUTOR's customers.

(c)	SUPPLIER shall promptly replace, at no cost to DISTRIBUTOR, any Product which, in DISTRIBUTOR's sole judgment, is defective or non-conforming, with a non-defective or conforming Product (as applicable) or, at DISTRIBUTOR's option, credit DISTRIBUTOR's account for all amounts paid with respect to the defective or non-conforming Product. SUPPLIER shall pay all taxes, transportation and other costs and expenses incurred by DISTRIBUTOR in the replacement of any defective or non-conforming Product.

10.	Indemnification by Supplier

(a)	Indemnification

SUPPLIER shall indemnify, defend, and hold harmless each of DISTRIBUTOR, its subsidiaries, affiliates, divisions, subdistributors, agents, employees, representatives and customers, and its or their respective successors and assigns (each, an "Indemnified Party") from and against, and in respect of, any and all actions, claims, suits, judgments, damages, liabilities, losses, penalties, costs and expenses (including, without limitation, attorneys' fees) of every kind whatsoever (collectively, "Damages") arising in any manner out of or from, or in connection with any actual or alleged (i) patent, copyright or trademark infringement, or violation of any other proprietary right, arising out of the purchase, sale, distribution or use of any Product, (ii) breach by SUPPLIER of any term or provision of this Agreement, (iii) personal injury, wrongful death or property damage arising out of or relating to any Product including, but not limited to, the use of any

Product, and (iv) wrongful or negligent act or omission by SUPPLIER and its officers, directors, shareholders, agents, servants, employees, representatives or subcontractors; provided, that this Section 10(a) shall not obligate SUPPLIER to indemnify any Indemnified Party for any portion of Damages (except for Damages. based on theories of strict liability) directly attributable to, and directly caused by, the gross negligence of an Indemnified Party or any unauthorized warranty relating to the Products by DISTRIBUTOR.

(b)	Procedure Each Indemnified Party shall notify SUPPLIER of any third party claim for which such Indemnified Party seeks indemnification under this Agreement; provided, that the failure to deliver such notice shall not affect SUPPLIER's obligations to any Indemnified Party under this Section 10 except to' the extent that such failure results in (i) the failure of actual notice to SUPPLIER, and (ii) damage to SUPPLIER, or an increase in SUPPLIER's indemnification liability, solely as a result thereof. SUPPLIER may, but is not obligated to, assume the defense of any claim to which this Section 10 relates or may relate, and may appoint legal counsel responsible for such defense; provided, that if SUPPLIER chooses to assume such defense, any Indemnified Party may, at its own expense, select its own counsel to represent it; and provided further, that SUPPLIER may not settle any such claim against an Indemnified Party without the prior written consent of such Indemnified Party. If SUPPLIER elects not to assume such defense, such Indemnified Party may elect to do so and SUPPLIER shall pay all costs and expenses of counsel selected by such Indemnified Party in connection with such defense. Any legal counsel appointed by SUPPLIER to defend such a claim shall be experienced in the type of litigation involved and shall be reasonably satisfactory to DISTRIBUTOR. SUPPLIER and each Indemnified Party shall cooperate fully in connection with all matters related to the defense of any such claim.

11.	Confidentiality

(a)	Information

During the term of this Agreement, each party may have or may be provided access to the other party's confidential information and materials (including, without limitation, marketing, sales and new product development information). All such information which, if in written or other tangible form, is clearly designated as "confidential" or, if disclosed orally, is designated as "confidential" in a written memorandum delivered by the disclosing party promptly following such oral disclosure, shall be retained in confidence in accordance with the terms of this Agreement and any applicable separate nondisclosure agreement between SUPPLIER and DISTRIBUTOR. Further, neither party shall (except as expressly authorized herein during the term of this Agreement), either during the term of this Agreement or after its termination or expiration, use, publish or disclose or cause or permit anyone else to use, publish or disclose any such information, unless the disclosing party can show by written evidence that such information was known to it at the time of receipt thereof from the other party, or until such information becomes publicly available through no fault of the disclosing party, and except as disclosure may be required by, or pursuant to, Laws or other act or order of any court, government or governmental agency, as to which the disclosing party shall give the party whose information is being disclosed prompt notice, and with whom the disclosing party shall consult on the possibility of seeking a protective order or other means to preserve the confidentiality of the information required to be disclosed.

(b)	Termination

Upon termination or expiration of this Agreement, each party shall either return all copies of any confidential information of the other party described in Section 11(a) in such first party's possession or control, or certify in writing that all such tangible information has been destroyed.

(c)	Remedy

Each party recognizes and acknowledges that the other party would not have any adequate remedy at law for the breach by the first party of anyone or more of its obligations contained in this Section 11, and agrees that in the event of any such actual or potential breach, the non-breaching party may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the other party therefrom.

12.	Termination Either party shall have the right to terminate this Agreement, effective immediately upon notice and without prejudice to any of its other rights or remedies, if the other party:

(a)	Bankruptcy or Insolvency

Becomes insolvent, bankrupt or shall generally fail to pay its debts as such debts become due; admits in writing its inability to pay its debts; has a receiver or trustee appointed for it or its property; makes an assignment for the benefit of its creditors; has commenced by, for or against it any proceedings under any Law related to bankruptcy, insolvency or the reorganization or the release of debtors; or becomes liquidated or dissolved.

(b)	Force Majeure Is affected by a force majeure event which continues for more than six (6) consecutive months.

(c)	Default or Breach

Defaults or is in breach of any material term or provision of this Agreement, and fails (i) within ten (10) days following delivery by the terminating party of a notice specifying such default or breach, to notify the terminating party that such default or breach has been cured or shall be cured within thirty (30) days following delivery of such notice, or (ii) within thirty (30) days following delivery by the terminating party of such notice, to remedy such default or breach to the terminating party's reasonable satisfaction.

13.	Procedures on Termination or Expiration

(a)	Windup

For a period of sixty (60) days following the effective date of termination of this Agreement by DISTRIBUTOR pursuant to Sections 12(h) through .(.d)., SUPPLIER shall continue to honor DISTRIBUTOR's orders for Products, and DISTRIBUTOR shall pay for the Products on the terms and conditions of this Agreement.

(b)	Repurchase of Inventory

Within thirty (30) days after the effective date of termination or expiration of this Agreement for any reason other than a termination by SUPPLIER pursuant to Section 12(c), upon written request from DISTRIBUTOR, SUPPLIER shall repurchase DISTRIBUTOR's inventory of the Products, at the full price paid by DISTRIBUTOR therefor, plus all taxes, transportation and other costs and expenses incurred by DISTRIBUTOR in connection therewith, provided however, that such products have greater than six (6) months shelf life to expiration if applicable.

(c)	Survival

The provisions of Sections 5(b), 6(b), 6(f), 6(J), 6(l), 6(o), 6(p), 6(r), 8, 9, 10, 11 and this 13 shall remain in full force and effect following the termination or expiration of this Agreement.

14.	Miscellaneous

(a)	Notices

All notices required by this Agreement shall be in writing, and shall be effective on receipt if delivered personally, on the first business day following the date of mailing if sent by a nationally recognized courier guaranteeing next day delivery, or . on the third business day following the date of mailing if sent by certified mail, postage prepaid, addressed as follows (or to such other addresses as may be designated by similar notice from time to time delivered to the other party):

If to SUPPLIER, to:

DiaSys Corporation
81 West Main Street
Waterbury, CT 06702
Attention: Richard Sledziona

If to DISTRIBUTOR, to:

VWR International, Inc.
1310 Goshen Parkway
West Chester, PA 19380
Attention:__________________

(b)	Merger, Modification and Waiver

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and designees; provided, however, that SUPPLIER shall not have the right to transfer, assign or delegate its rights or obligations under this Agreement or any portion thereof without the prior Merger, Modification and Waiver This Agreement, the attached Addenda and DISTRIBUTOR's most recently published routing guides and shipping instructions are the entire agreement between the parties with respect to the subject matter hereof, there being no prior or contemporaneous written or oral promises or representations not incorporated herein. No amendment, modification or waiver of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound and, in the case of a waiver, shall be effective only in the specific instance, and for the specific purpose for which given, and shall not be construed as a waiver of any subsequent breach. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

(c)	Construction and Interpretation

The captions in this Agreement have been inserted for convenience of reference only and do not constitute a part of, and shall not be considered in construing, this Agreement. If any portion of this Agreement is held by a court of competent jurisdiction to be invalid for any reason, the remainder of this Agreement shall not be deemed invalid but shall remain in full force and effect. No course of dealing, usage of trade or course of performance shall supplement, explain or amend any term, condition or instruction of this Agreement, or any shipment of Products hereunder.

(d)	Applicable Law and Venue

This Agreement is made pursuant to, and shall be construed and enforced exclusively in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. The United Nations Convention on Contracts for the International Sales of Goods expressly does not apply. Any lawsuit arising from or related to this Agreement shall be brought exclusively before the United States District Court for the Eastern District of Pennsylvania or any Commonwealth court sitting in Chester County, Pennsylvania, and each party hereby consents to the jurisdiction of any such court.

(e)	Authority to Enter Into Agreement

SUPPLIER represents and warrants that it is authorized to enter into this Agreement and that in so doing it is not in violation of the terms or conditions of any contract or other agreement to which it may be a party.

(f)	Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and designees; provided, however, that SUPPLIER shall not have the right to transfer, assign or delegate its rights or obligations under this Agreement or any portion thereof without the prior written consent of an authorized representative of DISTRIBUTOR (except that SUPPLIER may assign this Agreement to a parent, subsidiary or successor corporation without such consent).

(g)	Nature of Relationship

Neither party, its agents or employees shall, under any circumstances, be considered to be an agent, partner, joint venturer or representative of the other party, or anything other than an independent contractor for all purposes of this Agreement, and except as may be authorized specifically in writing, neither party has express or implied authority to bind the other in any manner whatsoever by virtue of this Agreement.

(h)	Counterparts For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

                       IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[SUPPLIER NAME]

By:__________________________
Authorized Officer
Name: Richard Sledziona
Title: Executive Vice President

VWR INTERNATIONAL, INC.

By:__________________________
Authorized Officer
Name: _______________________
Title: ________________________

Addendum A

Product Listing